 Exhibit 99.1

Pacific Energy Development Announces Development Plan for Recently Acquired Assets in the Permian Basin

Significant Horizontal Infill Opportunities in Prolific San Andres Formation

Houston, Texas, Monday, September 10, 2018 – PEDEVCO Corp. d/b/a Pacific Energy Development (NYSE American: PED) (the “Company") today announced its development plan for its recently acquired assets located in the Chaveroo and Milnesand fields (the “Assets”) of the prolific San Andres play in the Northwest Shelf of the Permian Basin situated in West Texas and eastern New Mexico. This plan has been developed over the past 10 months as the Company evaluated these Assets prior to the acquisition which closed on August 31, 2018. Currently, the Company has initiated a fast-track development plan which includes a phase one program of drilling, completing and evaluating the results of an initial 4 horizontal wells over the next 3 to 6 months. Phase two of the program contemplates the drilling and completion of 12 additional horizontal wells in 2019.

Over 440 vertical San Andres wells have been drilled on 40-acre spacing in these two fields and recovered 48 million barrels of oil equivalent with an estimated 600 million barrels of oil equivalent remaining in place. The Company’s plan calls for infill drilling with horizontal wells to bring the spacing down to 20 acres and thus convert proved undeveloped reserves to proved developed producing reserves, as well as converting probable and possible reserves to proved reserves.

Leveraging historical production data and existing infrastructure within the field, including roads, power, and water disposal facilities acquired by the Company, the Company has identified over 150 well locations for horizontal infill development targeting the main pay zone of the San Andres reservoir which has a net thickness in excess of 100 feet across these Assets. The Company owns an approximate 100% working interest and an approximate 80% net revenue interest across these Assets.

The Company is also pleased to announce the addition of Mr. Clayton Riddle as the Company’s new Vice President, Development, and Mr. Kevin Goebel as the Company’s new Operations Manager, both of whom have extensive relevant experience in the development, modern horizontal drilling and completion techniques as well as operational management of San Andres assets through their prior employment with a private San Andres focused operator. Mr. Riddle and Mr. Goebel also have extensive experience in the D-J Basin in Colorado where the Company’s other primary assets are located.

J. Douglas Schick, President of the Company, stated, “We have spent a long time evaluating multiple opportunities in the San Andres and we believe these Assets ideally fit our strategy. We believe this acquisition and development plan will transform our Company into one of the key players in the horizontal San Andres play. It offers us a unique opportunity to horizontally down space two main pay fields, which is a rarity in legacy San Andres assets. We have strategically assembled a multi-disciplinary technical and operations team with experience centered on the horizontal San Andres play and we are confident we will successfully develop these Assets and significantly increase production in the near term.”

About Pacific Energy Development (PEDEVCO Corp.)

PEDEVCO Corp, d/b/a Pacific Energy Development (NYSE American: PED), is a publicly-traded energy company engaged in the acquisition and development of strategic, high growth energy projects in the United States. The Company’s principal assets are its San Andres Asset located in the Northwest Shelf of the Permian Basin in eastern New Mexico, and its D-J Basin Asset located in the D-J Basin in Weld and Morgan Counties, Colorado. Pacific Energy Development is headquartered in Houston, Texas.

Cautionary Statement Regarding Forward Looking Statements

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Acts”). In particular, when used in the preceding discussion, the words "estimates," "believes," "hopes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of the Company's control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 and subsequently filed Quarterly Reports on Form 10-Q under the heading "Risk Factors". The Company operates in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statements, except as otherwise required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by the Company. Readers are also urged to carefully review and consider the other various disclosures in the Company's public filings with the Securities Exchange Commission (SEC).

Contacts

Pacific Energy Development
1-855-733-3826
PR@pacificenergydevelopment.com